Exhibit 21

SUBSIDIARIES OF WIDEPOINT CORPORATION

State or
Country of
Full Legal Name	Incorporation
WidePoint IL, Inc.	Illinois
WPNBIL, Inc.	Illinois
WidePoint Cybersecurity Solutions Corporation (1)	Virginia
WidePoint Integrated Solutions Corp. (2)	Virginia
WidePoint Ohio Real Estate Corp.	Ohio
Advanced Response Concepts Corporation	Delaware
Protexx Technology Corporation	Delaware
WidePoint Solutions Corp.	Delaware
WidePoint Global Solutions, Inc.	Delaware
Soft-ex Communications Ltd. (subsidiary of WidePoint Global Solutions, Inc.)	Ireland
Soft-ex BV (subsidiary of Soft-ex Communications Ltd.)	Netherlands
Soft-ex UK Limited (subsidiary of Soft-ex Communications Ltd.)	England

(1)	Effective December 31, 2015, the Company changed the name of its wholly-owned subsidiary Operational Research Consultants, Inc. to WidePoint Cybersecurity Solutions Corporation. The name change was completed as part of the Company’s WidePoint branding initiative.

(2)	Effective December 31, 2015, the Company changed the name of its wholly-owned subsidiary iSYS, LLC to WidePoint Integrated Solutions Corp. The Company also changed the legal structure from a limited liability company to a corporation. The name change was completed as part of the Company’s WidePoint branding initiative.